Exhibit 99.1

NEWS RELEASE

Granite Appoints Jigisha Desai as Chief Financial officer

Released: 06.25.18

WATSONVILLE, Calif. — Granite (NYSE:GVA) announced today that its board of directors appointed Jigisha Desai to the position of senior vice president and chief financial officer (CFO), effective July 9, 2018. Desai will report to President and Chief Executive Officer, James H. Roberts, and will serve on the company’s executive committee.

Desai has been with Granite for 25 years, serving most recently as vice president of corporate finance and treasurer where she has been responsible for leading all corporate finance and treasury functions: capital allocation, capital structure, treasury operations, debt and investment management and enterprise risk management as well as corporate development focusing on the company’s strategic plan through mergers and acquisitions. In addition, Desai has been instrumental in building Granite’s long-term relationships with a diversified group of lenders, sureties, insurance markets and financial advisors.

“On behalf of the board of directors and the executive team, we are extremely pleased to have someone with Jigisha’s background and expertise take on this leadership role,” said Roberts. “As a champion of Granite’s core values and code of conduct, she is well-respected by her team, her peers, and our partners. I look forward to working with Jigisha to further execute Granite’s strategic plan as we continue to strengthen, diversify and grow our business.”

Desai received a B.S. in accounting from the University of Houston and an M.B.A. in corporate finance from Golden Gate University. In 2016 she completed the Harvard Business School’s Advanced Management Program. She is a member the Association of Financial Professionals and is a Certified Treasury Professional.

Desai will succeed Laurel J. Krzeminski who announced her planned retirement earlier this year. Krzeminski joined Granite as controller in 2008 and has served as CFO since 2010.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite is an award-winning firm in safety, quality and environmental stewardship, and has been honored as one of the World’s Most Ethical Companies by Ethisphere Institute for nine consecutive years. Granite is listed on the New York Stock Exchange and is part of the S&P MidCap 400 Index, the MSCI KLD 400 Social Index and the Russell 2000 Index. For more information, visit graniteconstruction.com.

Contacts

Media - Jacque Fourchy (831) 761-4741

Investors - Ronald Botoff (831) 728-7532

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